Exhibit 99.2

FOR IMMEDIATE RELEASE

MTR GAMING GROUP ANNOUNCES

PRICING OF SENIOR SECURED NOTES OFFERING

Chester, West Virginia, July 24, 2009 - MTR Gaming Group, Inc. (NasdaqGS: MNTG) (the “Company”) today priced its previously announced offering of $250 million in aggregate principal amount of 12.625% senior secured notes due 2014 (the “Notes”) at an issue price equal to 95.248% of the principal amount of the Notes.  The offering is expected to close on or about August 12, 2009, subject to customary closing conditions.

The Company intends to apply the net proceeds of the sale of the Notes, together with cash on hand, to (1) purchase all of the Company’s outstanding 9.75% Senior Notes due 2010 tendered in connection with its previously announced tender offer (the “Tender Offer”) and consent solicitation (“Senior Note Consent Solicitation”) and pay the consent fees in connection with the Senior Note Consent Solicitation, (2) repay all amounts outstanding under the Company’s existing senior secured credit facility and (3) pay consent fees in connection with the Company’s previously announced solicitation of consents to certain amendments to the indenture governing the Company’s 9% Senior Subordinated Notes due 2012 (the “Subordinated Note Consent Solicitation”).  The Senior Note Consent Solicitation and the Subordinated Note Consent Solicitation expired on July 22, 2009 at 5:00 p.m. New York City time.  The Tender Offer will expire at 11:59 p.m. New York City time on August 11, 2009, unless extended or earlier terminated by the Company as described in the Company’s Offer to Purchase and Consent Solicitation Statement dated July 15, 2009.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.  Accordingly, the Notes are being offered only to qualified institutional buyers under Rule 144A of the Securities Act and to persons outside the United States pursuant to Regulation S of the Securities Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the Notes, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About MTR

MTR Gaming Group, Inc., through subsidiaries, owns and operates Mountaineer Casino, Racetrack & Resort in Chester, WV; Presque Isle Downs & Casino in Erie, PA; and Scioto Downs in Columbus, OH. For more information, please visit www.mtrgaming.com

This press release contains forward-looking statements concerning, among other things, an offering of the Notes. Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include, but are not limited to, financial market risks, general economic conditions, regulatory matters and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission.  MTR does not intend to update publicly any forward-looking statements, except as may be required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

Contact:

MTR Gaming Group, Inc.

www.mtrgaming.com

David R. Hughes

Corporate Executive VP and Chief Financial Officer

(724)-933-8122

dhughes@mtrgaming.com.